UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Courier Corporation
(Name of Registrant as Specified In Its Charter)

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COURIER CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 14, 2009

To the Stockholders of

  COURIER CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of COURIER CORPORATION (the “Corporation”) will be held at the Radisson Hotel Nashua, 11 Tara Boulevard, Nashua, New Hampshire, at 11:00 A.M. on Wednesday, January 14, 2009 for the following purposes:

1.               To elect three Class B Directors to hold office for a term of three years and until their respective successors shall be elected and shall have been duly qualified;

2.               To ratify and approve the selection by the Audit and Finance Committee of the Corporation’s Board of Directors of Deloitte & Touche LLP as independent auditors for the Corporation for the current fiscal year ending September 26, 2009; and

3.               To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on November 17, 2008 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

By order of the Board of Directors,

RAJEEV BALAKRISHNA

Secretary and Clerk

15 Wellman Avenue

North Chelmsford, Massachusetts 01863

December 5, 2008

IF YOU DO NOT EXPECT TO ATTEND IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.  YOU MAY ALSO VOTE YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE.

PROXY STATEMENT

COURIER CORPORATION

15 Wellman Avenue

North Chelmsford, Massachusetts 01863

ANNUAL MEETING OF STOCKHOLDERS

January 14, 2009

NATURE OF SOLICITATION

This Proxy Statement is furnished in connection with and accompanies a Proxy Card (the “Proxy”) for and Notice of Annual Meeting of Stockholders (the “Notice”) of Courier Corporation (the “Corporation” or “Courier”), to be held Wednesday, January 14, 2009 at 11:00 A.M. at the Radisson Hotel Nashua, 11 Tara Boulevard, Nashua, New Hampshire, for the purposes set forth in the Notice.  The solicitation is made on behalf of the Board of Directors of the Corporation (the “Board of Directors”).

This Proxy Statement and the accompanying Notice and Proxy are first being sent to stockholders on or about December 5, 2008.  The Board of Directors has fixed the close of business on November 17, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”).

The cost of preparing, assembling and mailing the Proxy and Notice and this Proxy Statement and of soliciting Proxies is to be borne by the Corporation.  In addition to the use of the mails, solicitation may be made by telephone and personally by employees and Directors of the Corporation.  Georgeson Shareholder Communications, Inc. has been hired by the Corporation to act as a distribution agent and solicitor only with respect to record holders who are brokers, dealers, banks or other entities that exercise fiduciary powers in nominee name or otherwise, at a fee of approximately $6,000.  The Corporation will also bear the expense of record holders who are banks, brokers and other fiduciaries or nominees who may forward Proxies and proxy material to beneficial owners of such shares.

Any Proxy given pursuant to this solicitation may be revoked by the person giving it prior to the exercise of the powers conveyed by it by filing with the Secretary/Clerk of the Corporation a written revocation or duly executed Proxy bearing a later date, properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities, or by attending the Annual Meeting and voting in person.  Unless a Proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or at any adjournment thereof in the manner hereinafter described.

The Annual Report of the Corporation for the fiscal year ended September 27, 2008, including the Form 10-K for the fiscal year ended September 27, 2008, is being mailed to stockholders concurrently with this Proxy Statement.

VOTING SECURITIES

As of the Record Date, the securities outstanding and entitled to vote at the Annual Meeting consist of 11,878,461 shares of Common Stock, par value $1 per share, of the Corporation (the “Common Stock”).  Only holders of record on the Record Date will be entitled to vote at the Annual Meeting.  Each stockholder is entitled to one vote, in person or by proxy, for each share held.  A majority in interest of all shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting constitutes a quorum for the meeting (5,939,231 shares).  Abstentions and broker non-votes shall be counted in determining the number of shares present at the Annual Meeting.

A plurality of votes properly cast for the election of Directors by stockholders attending the Annual Meeting in person or by proxy will elect Directors to office.  A majority of votes properly cast at the Annual Meeting is required for approval of the ratification of the auditors.  Abstentions and broker non-votes will not be counted as votes cast at the Annual Meeting for such other matters.  Under the Corporation’s Corporate Governance Guidelines, Directors who do not receive a majority of the shares outstanding are required to submit their resignation to the Board of Directors.  The Board of Directors then determines whether to accept such resignation as set forth in the Corporate Governance Guidelines.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, the ownership of Common Stock by each Director, by each executive officer named in the Summary Compensation Table below (each a “Named Executive Officer”), by all Directors and executive officers of the Corporation as a group, and by any person or group known to the Corporation to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.  The number of shares beneficially owned by each person and entity is determined according to the rules of the Securities and Exchange Commission (the “Commission”), and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within sixty days of the Record Date through the exercise of an option or similar right.  Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as owned by such person or entity.

	Number of Shares
	Beneficially		% of Shares
Name	Owned (1)(2)(3)		Outstanding
James F. Conway III	958,330	(4)	8.0%
Kathleen Foley Curley	41,140		0.3%
Edward J. Hoff	374,251	(5)	3.1%
Arnold S. Lerner	77,341	(6)	0.7%
Peter K. Markell	23,914		0.2%
George Q. Nichols	19,670	(7)	0.2%
Ronald L. Skates	35,906	(8)	0.3%
Robert P. Story, Jr.	328,360	(9)	2.8%
W. Nicholas Thorndike	58,345	(10)	0.5%
Susan L. Wagner	24,717		0.2%
Peter M. Folger	70,235		0.6%
Rajeev Balakrishna	11,876		0.1%
Eric J. Zimmerman	70,163		0.6%
All Directors and Executive Officers as a Group (13 persons)	2,094,248		17.2%
T. Rowe Price Associates, Inc.	1,241,300	(11)	10.5%
Royce & Associates	952,386	(12)	8.0%

(1) The information concerning the amount of Common Stock beneficially owned by each of the Directors and executive officers was furnished to the Corporation by each such Director or executive officer.  The address for the Directors and executive officers is c/o Courier Corporation, 15 Wellman Avenue, North Chelmsford, MA 01863.

(2) Includes shares subject to options exercisable within sixty days of the Record Date as follows:  Mr. Conway, 55,058 shares; Prof. Curley, 20,727 shares; Mr. Hoff, 22,977 shares; Mr. Lerner, 22,227 shares; Mr. Markell, 20,727 shares; Mr. Skates, 22,977 shares; Mr. Story, 56,115 shares; Mr. Thorndike, 10,758 shares; Ms. Wagner, 20,727 shares; Mr. Folger, 15,114 shares; Mr. Balakrishna, 1,869 shares; Mr. Zimmerman, 4,217 shares; and all Directors and executive officers as a group, 273,493 shares.  For purposes of calculating the percentage of shares outstanding with respect to each individual and the group, the shares subject to such options have been treated as if they were issued and outstanding only as to such individual or group.

(3) Includes shares allocated to individual accounts in the Courier Employee Stock Ownership Plan (the “ESOP”) as follows:  Mr. Conway, 9,449 shares; Mr. Story, 6,723 shares; Mr. Folger, 4,352 shares; and Mr. Zimmerman, 187 shares.

(4) Includes 328,161 shares owned by the James F. Conway, Jr. Trusts of which Mr. Conway III is a trustee with shared voting and investment power as to these shares.  Mr. Conway’s address is c/o the Corporation, 15 Wellman Avenue, North Chelmsford, MA 01863.

(5) Includes 100,000 shares pledged by Mr. Hoff against a line of credit with UBS Financial Services, Inc.

(6) Includes 5,062 shares owned by Mr. Lerner’s wife, as to which shares Mr. Lerner disclaims beneficial ownership.

(7)  Represents shares owned by Mr. Nichols at the time of his death on April 23, 2008.

(8)  Includes 900 shares owned by family trusts of which Mr. Skates is a trustee with shared voting and investment power as to these shares, but to which he disclaims beneficial ownership.

(9) Includes 4,050 shares owned by Mr. Story’s wife, as to which shares Mr. Story disclaims beneficial ownership.

(10)  Includes 4,500 shares owned by a family trust of which Mr. Thorndike is a trustee with shared voting and investment power as to these shares, but to which he disclaims beneficial ownership.

(11) Based upon information provided by T. Rowe Price Associates, Inc. (“Price Associates”) as of the Record Date.  The total shares held of 1,241,300 are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,023,200 shares representing 8.6% of the shares outstanding), for which Price Associates serves as investment adviser with power to direct investments and/or power to vote the securities. Price Associates has sole dispositive power for the entire holding of 1,241,300 shares and has sole voting power for 215,700 shares.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.  The address for Price Associates is 100 East Pratt Street, Baltimore, MD 21202.

(12)  Based upon information provided by Royce & Associates as of September 30, 2008, Royce & Associates owned 952,386 shares with sole voting and dispositive power as to these shares. The address for Royce & Associates is 1414 Avenue of the Americas, New York, NY 10019.

ITEM 1:  ELECTION OF DIRECTORS

Pursuant to the By-Laws, the Corporation’s directorships are divided into three classes, consisting of Class A, Class B and Class C Directors.  The term of each directorship is three years and the terms of the three classes are staggered in such a manner that only one class is elected in any one year.  Three Class B Directors are to be elected at the 2009 Annual Meeting.  If elected, each of the three Class B Directors will serve until the 2012 Annual Meeting and until his/her successor shall have been elected and duly qualified or until his/her earlier death, incapacity, resignation or removal.  Proxies not limited to the contrary will be voted to elect James F. Conway III, Kathleen Foley Curley and W. Nicholas Thorndike as Class B Directors.  Messrs. Conway and Thorndike and Prof. Curley are presently Class B Directors having terms expiring at the 2009 Annual Meeting.  The Board has no reason to believe that any of the Director nominees will be unavailable.  In the event a nominee is not available, the Board of Directors may decrease the number of Directors or choose a different nominee.  If a substitute nominee is chosen, the proxy will be voted for the substitute nominee unless other instructions are given.  Pursuant to the Corporation’s Corporate Governance Guidelines regarding a Director standing for reelection after the age of 75, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors determined that the reelection of Mr. Thorndike would be in the best interests of the shareholders of the Corporation.

Messrs. Conway and Thorndike and Prof. Curley were previously elected by the stockholders.

The Board of Directors unanimously recommends a vote FOR the three Director Nominees listed below.

Nominees for Election as Class B Directors

James F. Conway III — Mr. Conway, age 56, has been a Director of the Corporation since 1988.  Mr. Conway was elected Chairman of the Corporation on September 22, 1994 and also serves as President and Chief Executive Officer.  He had been Acting Chairman, President and Chief Executive Officer since December 1992, and President and Chief Operating Officer from 1988 to 1992. He is a Director of Enterprise Bancorp Inc. If elected, Mr. Conway will serve as a Class B Director until the 2012 Annual Meeting.

Kathleen Foley Curley — Professor Curley, age 57, has been a Director of the Corporation since 1995, and she is currently Chairperson of the Nominating and Corporate Goveranance Committee.  She joined Boston University School of Management as a Research Professor in 2002. She had been Senior Vice President and Chief Community Builder at Communispace Corporation from 2000 to 2002 and Executive Director of Lotus Institute since 1999.  Prior to her industry positions, she was a tenured Professor at Northeastern University College of Business Administration in Management Information

Systems between 1982 and 1997. If elected, Professor Curley will serve as a Class B Director until the 2012 Annual Meeting.

W. Nicholas Thorndike — Mr. Thorndike, age 75, has been a Director of the Corporation since 1989, and currently serves as Lead Director in meetings of the independent Directors.  He is an independent trustee of the mutual funds of Grantham, Mayo, and Van Otterloo (GMO).  He has also served as a Trustee of Massachusetts General Hospital from 1969 to 1999 and now serves as Honorary Trustee, and was the Chairman of the Board from 1987 to 1992 and President from 1992 to 1994.  Until December 1988, he was Chairman and Managing Partner of Wellington Management Company. If elected, Mr. Thorndike will serve as a Class B Director until the 2012 Annual Meeting.

Directors Continuing in Office

The following persons are incumbent Directors and have unexpired terms as Class A and Class C Directors as indicated.

Edward J. Hoff — Mr. Hoff, age 53, has been a Director of the Corporation since 1989, and he is currently Chairperson of the Compensation and Management Development Committee.  He joined IBM as Vice President, Learning in 2001 and serves as a member of the IBM Senior Leadership Team. He was President of Leadership Development Inc., a management development firm, from 1998 to 2001.  He had been a Partner at The Center for Executive Development from 1992 to 1998. Mr. Hoff was previously elected as a Class A Director to serve until the 2011 Annual Meeting.

Robert P. Story, Jr. — Mr. Story, age 57, has been a Director of the Corporation since 1995.  He was elected Executive Vice President and Chief Operating Officer of Courier in November 2006.  Mr. Story has operational responsibility for the Corporation’s publishing and book manufacturing operations.  He joined the Corporation in 1986 as Vice President and Treasurer and served as Senior Vice President and Chief Financial Officer from April 1989 through October 2006.  Mr. Story was previously elected as a Class A Director to serve until the 2011 Annual Meeting.

Susan L. Wagner — Ms. Wagner, age 59, has been a Director of the Corporation since November 2004.  She is Vice President, Global Strategic Insights, Johnson and Johnson Group of Consumer Companies, a position she has held since September 2008.  Prior to that time she was Vice President, Strategic Insights, Pepsi-Cola Company from 2006 to 2008, Vice President of Consumer and Market Knowledge, Procter and Gamble from 2005 to 2006, Vice President of Market Research, Personal Care Group for the Gillette Company from 2002 to 2005 and Vice President of Strategic Market Intelligence, Duracell, from 1998 to 2002.  Ms. Wagner was previously elected as a Class A Director to serve until the 2011 Annual Meeting.

Arnold S. Lerner — Mr. Lerner, age 78, has been a Director of the Corporation since 1989.  He is a Director and Vice Chairman of Enterprise Bancorp Inc.  Previously, he was a partner in twenty radio stations. Mr. Lerner was previously elected as a Class C Director to serve until the 2010 Annual Meeting.

Peter K. Markell — Mr. Markell, age 53, has been a Director of the Corporation since November 2004.  He joined Partners HealthCare System, Inc. as Vice President for Finance in 1999. He had previously been a partner at Ernst & Young LLP from 1988 to 1998. He is a director of Eastern Bank.  Mr. Markell was previously elected as a Class C Director to serve until the 2010 Annual Meeting.

Ronald L. Skates — Mr. Skates, age 67, has been a Director of the Corporation since 2003, and he is currently Chairperson of the Audit and Finance Committee.  He is a private investor. From 1989 through 1999, he was president and chief executive officer of Data General Corporation, a computer and storage manufacturer. He retired in 1999 when EMC Corp. acquired the company. Prior to joining Data General in 1986, Mr. Skates was a certified public accountant and a partner with Price Waterhouse & Co. He is a director of Gilbane Corporation, Raytheon Company and State Street Corporation. Mr. Skates is a trustee of Massachusetts General Physicians’ Organization, Inc. Mr. Skates was previously elected as a Class C Director to serve until the 2010 Annual Meeting.

CORPORATE GOVERNANCE

The Corporation’s Corporate Governance Guidelines, the charters of the Nominating and Corporate Governance Committee (attached as Attachment A), the Audit and Finance Committee, and the Compensation and Management Development Committee (attached as Attachment B), the Corporation’s Business Conduct Guidelines, and the Environmental, Health and Safety Policy are available on the Corporation’s website at www.courier.com.  Printed copies are available free of charge by contacting General Counsel, Courier Corporation, 15 Wellman Avenue, North Chelmsford, MA 01863.

Code of Ethics

On November 4, 2003, the Board of Directors adopted, and subsequently amended on September 18, 2007, The Courier Corporation Business Conduct Guidelines for all its directors, officers and employees.  The Courier Corporation Business Conduct Guidelines have been posted on the Corporation’s website at www.courier.com.

Board Meetings and Committees

The Board of Directors held a total of ten meetings during the fiscal year ended September 27, 2008.  The Board of Directors has established the following separately designated standing committees: an Audit and Finance Committee, a Compensation and Management Development Committee and a Nominating and Corporate Governance Committee.

Audit and Finance Committee

The Audit and Finance Committee (the “Audit Committee”) consists of Messrs. Lerner, Markell, and Skates.  Mr. Skates serves as Chairperson of the Audit Committee. The Board of Directors has determined that Mr. Skates and Mr. Markell each meet all of the qualifications of an Audit Committee Financial Expert, as defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934.  All the members of the Audit Committee are “independent”, under the rules of the NASDAQ Global Select Market (“NASDAQ”) and the Commission.  The functions of the Audit Committee include appointment and oversight of independent auditors for the Corporation; determination of compensation payable to the independent auditors; consultation with the Corporation’s independent auditors regarding the plan of audit; review, in consultation with the independent auditors, of their audit report and management letter; and review of reports and recommendations of the Corporation’s internal audit department. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters.  These procedures, along with the Audit Committee Charter are available to stockholders on the Corporation’s website at www.courier.com. The Audit Committee held four meetings during the last fiscal year.  A part of each of the meetings was held with representatives of the Corporation’s independent auditors outside of the presence of management.  The Audit Committee also met separately with the Corporation’s internal audit manager at three of these formal meetings.

Compensation and Management Development Committee

The Compensation and Management Development Committee (the “Compensation Committee”) consists of Messrs. Hoff, Lerner, Markell, Skates, and Thorndike, Ms. Wagner and Professor Curley.   Mr. Hoff serves as Chairperson of the Committee.  All the members of the Compensation Committee are “independent” under the rules of the NASDAQ and the Commission.  The Compensation Committee administers the Corporation’s executive compensation programs and approves the compensation of executive officers.  The Compensation Committee charter is available to stockholders on the Corporation’s website at www.courier.com and is attached hereto as Attachment B.  The Committee meets each September and November to formally review executive compensation and may meet at other times during the year on compensation matters.

At its meeting in September of each year, the Compensation Committee reviews compensation data provided by the Vice President of Human Resources to establish compensation targets for the executives for the upcoming fiscal year.  The Compensation Committee did not engage any compensation consultant to assist it in its compensation decisions during 2008.  As part of the process of setting executive compensation targets, the Compensation Committee reviews the following:

•                  Compensation tally sheets for the Chief Executive Officer (“CEO”) and each executive as prepared by the Vice President of Human Resources.  The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our named executive officers.  The tally sheets provide a four-year review of all compensation earned by the executives under our Executive Compensation Program, including salary, bonuses, perquisites, company contributions made on executives’ behalf to the Corporation’s retirement plan and deferred compensation plan, the value of stock options and restricted stock grants, and potential future payments under long-term plans and change in control arrangements.

•                  Compensation data of other companies of similar size or in similar industries as the Corporation.  For fiscal year 2008, the Compensation Committee reviewed compensation data of executives from our peer group, which consisted of Borders Group; Bowne & Co.; Consolidated Graphics, Inc; Ennis, Inc.; The Standard Register Company; Scholastic Corporation; and John Wiley & Sons, Inc.; and survey data as provided through The Survey Group 2008 Management Compensation Survey, which is a survey of compensation from 298 Massachusetts-based companies, reported on an aggregate basis based on size, industry, and geographic location without reference to company names.

Each year at the September meeting, the Compensation Committee also grants stock options and restricted stock awards to the CEO and other executives as part of their compensation package for the next fiscal year.

At its November meeting each year, following its review of the prior fiscal year’s operating results, the Compensation Committee approves awards earned under our Executive Compensation Program for the fiscal year just ended. In addition, the Compensation Committee reviews the compensation targets it established for the CEO and other executives at the September meeting and formally approves the compensation of the CEO and the proposed compensation for the other executives for the new fiscal year.  The Compensation Committee also sets the performance targets for the new fiscal year’s performance-based incentive plans.

Management’s Role in the Compensation-Setting Process.  The CEO provides his evaluation of the performance of the other executives to the Compensation Committee.  Using tally sheets and peer group and company survey data as prepared by the Vice President of Human Resources described above, he recommends salary, non-equity incentive compensation, and equity compensation for the other executives, and recommends the business performance targets and objectives for approval by the Compensation Committee in connection with incentive compensation plans.  The CEO does not participate in discussions of his compensation by the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) consists of Messrs. Hoff, Lerner, Markell, Skates, and Thorndike, Ms. Wagner and Professor Curley.  Professor Curley serves as Chairperson of the Nominating Committee.  All the members of the Nominating Committee are “independent” under the rules of NASDAQ and the Commission.  The Nominating and Corporate Governance Committee Charter is available to stockholders on the Corporation’s website at www.courier.com and is attached hereto as Attachment A.

The Nominating Committee, on behalf of the Board of Directors (the “Board”), is responsible for identifying individuals qualified to become Board members and recommending to the Board Director nominees for election, including nominees to be elected or re-elected as Directors at each annual meeting of stockholders, as more fully detailed in the Nominating Committee charter.  The Nominating Committee also periodically reviews and monitors the Corporation’s performance against the corporate governance guidelines established by the Committee.  Each of the Directors is in compliance with the stock ownership requirements set forth in the corporate governance guidelines.

To fulfill its responsibility to recruit and recommend to the full Board nominees for election as Directors, the Nominating Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications.

•                  The Nominating Committee looks for nominees to have the highest personal and professional integrity, demonstrated exceptional ability and judgment, and effectiveness in serving the long-term interests of the shareholders as a member of the Board.

•                  The Nominating Committee may consider whether the nominee has direct experience in the printing or publishing industry or in the markets in which the

Corporation operates and whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

•                  The Nominating Committee must ensure that the Board has sufficient “independent” directors (as defined under NASDAQ’s rules) and sufficient “audit committee financial experts” on the Board to satisfy all applicable rules of NASDAQ and the Securities and Exchange Commission, including rules regarding the composition of certain committees of the Board.

•                  The Nominating Committee considers the number of other boards of public companies on which a candidate serves under our Corporate Governance Guidelines.

The Nominating Committee considers candidates for Director suggested by our shareholders, provided that the recommendations are made according to the procedures required under our By-laws and described in this Proxy Statement under the heading “Miscellaneous – Stockholder Proposals.”   Shareholder nominees whose nominations comply with these procedures and who meet the criteria outlined above, in the Nominating Committee’s Charter, and in our Corporate Governance Guidelines, will be evaluated by the Nominating Committee in the same manner as the Nominating Committee’s nominees.

The Nominating Committee recommended that Messrs. Conway and Thorndike, and Prof. Curley each be nominated for election to serve as Class B Directors until the 2012 Annual Meeting.  The Nominating Committee held one meeting during the last fiscal year.

Participation at Meetings

Each Director attended at least 75% of the total number of meetings held by the Board of Directors and any committees on which he or she served during fiscal year 2008. According to a resolution passed by the Board of Directors, all Directors are expected to attend our annual meeting, and eight out of nine of the Directors attended the 2008 Annual Meeting.

Contacting Members of the Board of Directors

The policy of the Board of Directors is that stockholders of the Corporation may contact the Board of Directors, including the Chairman of the Board, the independent Directors as a group, or any individual Director, by writing to the Board of Directors c/o, Courier Corporation, Attention: Compliance Officer, 15 Wellman Avenue, North Chelmsford, MA 01863.  Such writing must clearly specify the name of the individual Director or group of Directors to whom such writing is addressed.

If you wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Compliance Officer, Courier Corporation, 15 Wellman Avenue, North Chelmsford, MA 01863.  You are welcome to make such reports anonymously.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested.  All such correspondence received in this manner will be forwarded to the relevant Director or group of Directors or other addressee.

Director Independence

The Board of Directors has determined that each of Messrs. Hoff, Lerner, Markell, Skates and Thorndike, Prof. Curley and Ms. Wagner is an “independent director” in accordance with corporate governance rules of NASDAQ.  Therefore, the Corporation currently has a majority of “independent directors.”

Meetings of Independent Directors

Independent directors of the Corporation regularly meet in executive session outside the presence of management.  The presiding director for these meetings is Mr. Thorndike.  Any interested parties who wish to make their concerns known to the independent directors may avail themselves of the procedures listed above in the section of this Proxy Statement entitled “Contacting Members of the Board of Directors.”

Related Party Transactions

Under the terms of the Audit Committee charter and its Business Conduct Policy, information about transactions involving related persons are reviewed by the independent directors of the Corporation.  Related persons include, among others, the Corporation’s directors and executive officers, as well as immediate family members of directors and officers.  If the determination is made that a related person has a material interest in any transaction of the Corporation, then the Corporation’s independent directors would review, and if it were in the best interests of the Corporation, approve or ratify it.  In addition, the transaction would be required to be disclosed in accordance with the Commission’s rules.  There were no related party transactions in fiscal 2008.

Directors’ Compensation

On January 16, 2008, the Corporation paid its non-employee Directors (Messrs. Hoff, Lerner, Markell, Skates and Thorndike, Prof. Curley and Ms. Wagner) an annual retainer of $25,000 for calendar year 2008.  During fiscal year 2008, they also received meeting fees of $1,250 per meeting attended of the Board of Directors and any committee meetings of the Board of Directors or $625 for any such meeting held by phone and lasting less than one-half hour. The Corporation paid annual retainer fees to non-employee Directors who serve as Chairpersons of Committees of the Board of Directors as follows:  Compensation Committee, $10,000; Audit Committee, $10,000; and Nominating Committee, $5,000.  Non-employee directors may receive additional fees for service on executive, strategic initiative, shareholder value and other special committees that the Board of Directors may from time to time establish.  Total compensation earned for fiscal 2008 for each of the non-employee Directors is detailed in the table below.

For fiscal 2008, the non-employee Directors were allowed, at their election, to receive all or one-half of their annual retainer fees for services as Directors and as Chairpersons of Committees (“annual retainer fees”) in the form of stock units or shares of Common Stock pursuant to the Corporation’s 2005 Stock Equity Plan (the “Stock Equity Plan”).  On January 16, 2008, an aggregate of 5,399 shares were awarded to the following Directors who elected to participate in the Stock Equity Plan:  Mr. Hoff, 1,303 shares; Mr. Markell, 931 shares; Mr. Skates, 1,303 shares; Mr. Thorndike, 931 shares; and Ms. Wagner, 931 shares.  In addition, all non-employee Directors receive an annual stock option award granted at fair market value on the date of each annual meeting of stockholders.  This option award is for a number of shares of common stock equal to the lesser of 6,000 shares or $50,000 based on the Black-Scholes option pricing model.  Options for 6,000 shares of Common Stock each, or an aggregate of 42,000 shares, were granted on January 16, 2008 at an exercise price of $26.86 per share to all non-employee Directors.  All such options have a term of five years from the date of grant, are exercisable immediately and (except for transfers to or for the benefit of the Director’s immediate family) are non-transferable otherwise than by will or the laws of descent and distribution.  Both the stock grant and option awards were fully vested on the date of grant.

Directors’ Compensation Table - 2008

	Fees
	Earned or
	Paid in	Stock	Option
	Cash ($)	Awards($)	Awards($)	Total
Name of Director	(1)	(2)	(3)(4)	($)
Kathleen Foley Curley	46,250	0	34,620	96,250
Edward J. Hoff	16,250	35,000	34,620	101,250
Arnold S. Lerner	43,750	0	34,620	93,750
Peter K. Markell	20,000	25,000	34,620	95,000
Ronald L. Skates	17,500	35,000	34,620	102,500
W. Nicholas Thorndike	16,250	25,000	34,620	91,250
Susan L. Wagner	16,250	25,000	34,620	91,250

(1)	This column includes Board and Committee meeting fees paid in cash. It also includes annual retainers and committee retainers, as described above.

(2)

This column reflects the value of the stock grants that were awarded to those Directors who chose to participate in the Stock Equity Plan and receive their annual retainer and committee retainer in shares of stock, as described above.

(3)	This column reflects the Black-Scholes value of the annual stock option awards granted at the closing market price on January 16, 2008, the date of the annual meeting of stockholders.

(4)	Non-employee Directors had the following aggregate stock options outstanding at the end of fiscal 2008:

Stock Options Outstanding (#)

Kathleen Foley Curley	20,727
Edward J. Hoff	22,977
Arnold S. Lerner	22,227
Peter K. Markell	20,727
Ronald L. Skates	22,977
W. Nicholas Thorndike	10,758
Susan L. Wagner	20,727

The non-employee Directors do not receive non-equity incentive plan compensation, pension, or non-qualified deferred compensation, nor did they receive any other form of compensation.  Therefore, the columns titled “Non-Equity Incentive Plan Compensation”, “Change in Pension Value and Non-qualified Deferred Compensation Earnings” and “All Other Compensation” were intentionally omitted from the Directors’ Compensation table.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Corporation’s financial reporting process.

Management is responsible for the preparation, presentation, and integrity of the Corporation’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.  The Corporation’s independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the fiscal year ended September 27, 2008 with the Corporation’s management and has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 as amended, “Communication with Audit Committees”.  In addition, Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008, for filing with the Securities and Exchange Commission.

Ronald L. Skates	Arnold S. Lerner	Peter K. Markell

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The goals of our Executive Compensation Program are to:

•                  attract and retain high quality management talent and to motivate them to build and sustain value for shareholders;

•                  provide aggregate compensation opportunities that, when performance goals are achieved, will be comparable to those provided by other companies with revenues and operating characteristics similar to us; and

•                  establish for employees in management positions a significant risk/reward compensation structure through incentive pay plans.

Our Executive Compensation Program is designed to accomplish these goals by providing an annual incentive to motivate executives to achieve our annual earnings goals and two long-term incentives tying executives’ compensation to the results of the business decisions they make and to the creation of shareholder value over the long term.

Compensation Elements

The cash- and stock-based and the short- and long-term components of our Executive Compensation Program begin with a total compensation amount established for each executive officer.  In determining total compensation amounts, the Committee considers the following:

•                  compensation data of companies of a similar revenue size, in similar markets and in regional areas in which we compete for executive talent.  Those companies are listed above on page 7.  However, there is no attempt to benchmark total compensation of executive officers to particular levels (e.g., median, salary midpoint) within the survey group data.  The Committee reviews the compensation data to make sure that the total compensation paid to our executives remain competitive.

•                  the total compensation earned by executives over the past four years as provided on tally sheets provided to the Committee.  The tally sheet information provides confirmation to the Committee that our compensation program is indeed performance-based.

•                  the Corporation’s initiatives for the new fiscal year, and the challenges in achieving those initiatives.

•                  the performance of our executives and the company as a whole.

•                  individual job responsibilities of our executives.

Our Executive Compensation Program is designed such that three of the four compensation components are variable; therefore, total compensation can fluctuate significantly year-to-year if performance targets are exceeded, achieved, or not attained.

Total compensation, as defined in our plan, is comprised of a fixed pay component, which is base salary, and up to three variable pay components, which consist of an annual cash bonus, a long-term stock incentive, and a long-term performance incentive.  The Committee uses as a guide a target pay mix for the four compensation components.  For the CEO, the target pay mix is 45 percent in fixed pay, 20 percent in annual cash bonus, 20 percent in the long-term stock incentive, and 15 percent in a long-term performance incentive.  For the other executive officers, the target pay mix is 50 percent in fixed pay, 20 percent in annual cash bonus, 15 percent in the long-term stock incentive, and 15 percent in the long-term performance incentive. The Committee believes it is reasonable and appropriate for executive officers to have at least half of their total compensation in the form of variable pay. The Committee further believes it is appropriate for the CEO to have a higher percentage of his total compensation in the form of variable pay because of the importance of his role to grow the Corporation and increase total shareholder returns.  The actual pay mix among all of these components may fluctuate year to year among individual executives.

The total compensation for fiscal 2008 for all of the executives, with the exception of Messrs. Nichols and Zimmerman, consisted of the four compensation components described above.  In light of Mr. Nichols’ retirement plans, the Committee did not believe it was appropriate to award him any long-term incentive awards.  Mr. Zimmerman, in his role as Vice President of Publishing, has his entire long-term incentive delivered as a long-term stock incentive, rather than a performance incentive, to encourage greater stock ownership and because the publishing segment is expected to have less impact on our return on assets (“ROA”) and more impact on our long-term shareholder value.

There is some disparity between the total compensation paid to our top two named executive officers and the other named executive officers.  This is primarily because Messrs. Conway and Story have a long tenure as executives while Messrs. Folger, Balakrishna, and Zimmerman have been promoted to their executive management roles only in recent years.  Mr. Nichols died in April 2008 and thus earned only a partial year of his total compensation.

1.  Base Salary.  The base salary is designed to compensate executives for fulfilling their job responsibilities, their expected contribution to our performance, and to aid in their attraction and retention.  The base salary for Mr. Conway and the other named executive officers was increased by 3 percent for fiscal 2008.  In light of the significant adjustment in base salaries for most executives in fiscal 2007, the Committee did not believe there was any need to provide for any increases beyond a 3 percent increase to cover increases in cost of living.

At its meeting in November 2008, the Committee approved a 3 percent base salary increase for fiscal year 2009 for all executives, including the CEO, consistent with the Corporation’s overall compensation increases for its employees budgeted for fiscal 2009.  In light of the Corporation’s fiscal 2008 performance and the salary adjustments made in fiscal 2007, the Committee does not believe there is any need to provide for any increases for fiscal 2009 beyond a 3 percent increase to cover increases in cost of living.

2.  Annual Cash Bonus.  The annual cash bonus is intended to promote the achievement of our business goals and annual earnings objectives, and is entirely based on quantitative objectives established by the Committee at its November meeting.  An “annual cash bonus target” is set by the Committee for each executive for the fiscal year, which corresponds to an earnings target.  If the earnings target is met for the fiscal year, the executive earns his or her annual cash bonus target for the year.  The cash bonus plan provides for the actual amount of annual cash bonus awards to vary from 0 percent of target to 200 percent of target depending on the Corporation’s actual earnings for the fiscal year.  No annual cash bonus is earned unless a minimum earnings threshold is achieved, at which an executive earns 25 percent of the annual cash bonus target.  Earnings targets are set in 25 percent increments, from 25 percent to a maximum of 200 percent, at which an executive may earn that percentage of his annual cash bonus target based on the earnings target.

All executives had a portion of their annual cash bonus for fiscal 2008 based on an earnings per share target for the Corporation.  Earnings growth is a key measure that we use to measure our performance year to year.  Therefore, the Committee believes it is appropriate to use an earnings per share measure for the annual cash bonus.  With the exception of Mr. Zimmerman, the CEO and other named executives had 100 percent of their annual bonus based on our achieving the earnings per share target.  Mr. Zimmerman had one-third of his annual cash bonus based on our achieving the earnings per share target.  The other two-thirds of his cash bonus was based on a pretax income target for our publishing segment, which the Committee believes is an appropriate measure since he manages just this segment of the Corporation and pretax income of the segment is a primary measurement of his performance for the year.

The earnings targets for fiscal 2008 are listed below.  The earnings per share target at 100 percent is consistent with the guidance provided to shareholders for fiscal 2008.

	0%		25%	50%	75%	100%	125%	150%	175%	200%

Earnings Per Share	< = $	1.95	$1.96	$2.04	$2.12	$2.20	$2.28	$2.36	$2.44	$2.52

Publishing Segment Pretax Income ($000 omitted)	< = $	6,074	$6,075	$6,650	$7,225	$7,800	$8,375	$8,950	$9,525	$10,100

Based on our performance in fiscal 2008, all of the executives earned zero percent of their annual cash bonus target that was based on the earnings per share measure because the minimum earnings threshold target of $1.96 was not achieved.  Mr. Zimmerman earned zero percent of his bonus award that was based on the publishing segment pretax income target for fiscal 2008 since the minimum threshold earnings target of $6.075 million was not achieved in 2008. Therefore, Messrs. Conway, Story, Folger, Balakrishna, and Zimmerman earned no bonus award for fiscal 2008.

While Messrs. Folger and Balakrishna were not entitled to receive a cash bonus under our annual cash bonus plan for fiscal 2008, the Committee nevertheless awarded them each with a special cash award of $40,000.  In the case of Mr. Balakrishna who joined the Corporation in mid-2007, the Committee granted the special cash award in recognition of his personal achievements and contribution to the Corporation in his first full year in the newly created role of Vice President, General Counsel.  In the case of Mr. Folger, the Committee granted the special cash award in recognition of his personal contribution to the Corporation during a challenging year of market and industry uncertainty and in consideration that the compensation paid to him continues to be significantly below what is paid to Chief Financial Officers of companies in our peer group.

Earnings targets for the fiscal 2009 annual cash bonus will continue to be based on earnings per share and, for Mr. Zimmerman, pretax income targets for our publishing segment established by the Committee.

Change in Control.  In the event we undergo a change in control, executives are entitled to receive a pro rata portion of their annual cash bonus target.  It is the Committee’s belief that making such awards pro rata based on the elapsed time period and target amount is a fair and reasonable manner in which to treat executives who, as a result of the change in control, may not have the opportunity to earn all of this incentive.

3.  Long-Term Stock Incentive (“LTSI”).  The LTSI is comprised of awards of stock options and restricted stock under the Courier Corporation Amended and Restated 1993 Stock Incentive Plan approved by shareholders in November 2004. The Committee believes that stock-based awards closely align the interests of the executive officers with those of our shareholders.  The value of stock option awards cannot be realized unless an appreciation in the price of our Common Stock occurs over a number of years.  Similarly, the value of restricted stock awards will fluctuate with the value of our Common Stock.  We use a mix of options and restricted stock in order to control our annual run rate and minimize dilution.

Stock Option Awards.  One-half of the compensation value under the LTSI is delivered as a stock option.  The Committee uses the Black-Scholes option-pricing model to determine the number of shares that correspond to the compensation value to be delivered through a stock option.  The Committee awards the stock option with an exercise price equal to the fair market value of the Corporation’s Common Stock on the date of the award.  Beginning with awards for fiscal 2006, the Committee granted stock option awards with a five-year term.  Stock option awards granted as part of the LTSI vest in equal amounts annually over a three-year period.

Restricted Stock Grants.  The other half of the compensation value to be delivered under the LTSI is awarded as a restricted stock grant which vests in full three years following the date of the grant.  Executives receive dividends on unvested shares during the restricted period in the same amount and manner as are paid to all shareholders.  In addition, we provide tax assistance to the executive of up to 30 percent of the taxable value realized upon vesting of the restricted stock grant in order to encourage our executives to retain their shares of our Common Stock and not to sell them to meet tax obligations that result from the vesting.

In addition to the LTSI awarded under the Executive Compensation Program, the Committee may also make discretionary stock awards for special purposes.   In September 2008, the Committee awarded a restricted stock award to Mr. Balakrishna in recognition of his achievements in his first full year as the Corporation’s General Counsel as well as to provide a retention incentive through additional share ownership.  The award has a long- term (five year) vesting schedule.

A description of the equity awards including the number of shares granted to the named executives is set forth in the Grant of Plan-based Awards table.

Change in Control.  If we should undergo a change in control, all outstanding restricted stock grants for the executives will vest and all outstanding stock options will become fully exercisable.  It is the Committee’s belief that accelerating such awards is a fair and reasonable manner in which to treat executives who, as a result of the change in control, could otherwise forfeit the value of these incentives.

4.  Long-Term Performance Incentive (“LTPI”).  The LTPI is a cash award earned by executive officers based upon our achieving an average return on asset (ROA) target over a three-year performance period as compared against our peer group’s average ROA over a comparable three-year performance period.  The Committee believes the three-year ROA measure is an effective way to encourage executives to manage our operations responsibly and to invest in our business wisely so that our ROA exceeds the performance of our industry peers over the long-term. ROA is a financial measure typically used in industries where investments in equipment are a critical component of performance.

The LTPI earned at the close of fiscal 2008 is the 2006 LTPI, which covers the three-year performance period of fiscal 2006, 2007, and 2008.  The award is earned if our average ROA for this period exceeds by 5 percent or more our peer group’s average ROA for a comparable period.  Since our average ROA for this three-year period was 8.7 percent and our peer group’s average ROA for the comparable period was 4.3 percent, the 2006 LTPI was earned.   The peer group of companies for the 2006 LTPI are listed above on page 7.

The 2006 LTPI awards were approved at the Committee’s November 2008 meeting and paid out soon thereafter.  The 2007 LTPI which covers the three-year period of fiscal 2007, 2008, and 2009, and the 2008 LTPI which covers the three-year period of fiscal 2008, 2009, and 2010 will be earned if our average ROA exceeds by 5 percent or more our peer group’s average ROA for the comparable three-year periods.   The peer group of companies for the fiscal 2007 and 2008 LTPI are listed above on page 7.

Change in Control.  In the event we undergo a change in control, executives are entitled to receive a pro rata portion of their target LTPI awards.  It is the Committee’s belief that making such awards pro rata based on the elapsed time period is a fair and reasonable manner in which to treat executives who, as a result of the change in control, may not have an opportunity to earn these incentives.

Other Benefits and Perquisites

Executives generally receive the same healthcare benefits, life and disability insurance, and vacation benefits as other employees.  The executives participate in the same manner as all employees in the Courier Profit Sharing and Savings Plan, which is our retirement plan.   The plan provides all non-union employees with a 401k savings feature, a company matching contribution, and an annual profit sharing contribution.

We provide executives with certain limited perquisites and other personal benefits that the Committee believes are reasonable and appropriate for attracting and retaining executives for key positions.  Executives receive a monthly car allowance, with Mr. Conway receiving a car allowance of $1,466 per month and the other named executive officers receiving an allowance of $1,228 per month.  This amount is normally adjusted annually in January by the same percentage as the percentage increase in the annual IRS mileage reimbursement rate.  We pay the annual dues, plus tax assistance on the value of the dues, associated with a country club membership and other club membership dues for Mr. Conway.  We paid the annual dues, plus tax assistance on the value of the dues, and the annual tax preparation and planning fees for Mr. Nichols during fiscal 2008.  Messrs. Conway, Story, and Folger participate in the Courier Corporation Deferred Compensation Program, which is a non-qualified, unfunded plan that provides for an annual award.  The annual award is the difference between what our annual profit sharing contribution would have been but for the IRS-mandated compensation maximum and the actual profit sharing contribution made to the participant’s account in the Courier Profit Sharing and Savings Plan for the plan year (which is a calendar year).  Interest is credited annually based on the investment return of one of four mutual funds within the Courier Profit Sharing and Savings Plan that the participant elects prior to the beginning of the plan year.  Messrs. Conway, Story, and Folger make no contributions to the plan.  Mr. Nichols participated in the Courier Corporation Deferred Compensation Program during his employment with the Corporation in fiscal 2008; and his account balance was paid to his beneficiary, his spouse, in May 2008.

Senior Executive Severance Program

Our Board of Directors determined that it is appropriate to reinforce and encourage the continued attention and dedication of senior members of our management to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control.  In December 2005, the Board of Directors approved the Amended and Restated Senior Executive Severance Program which sets forth the severance compensation which we will pay to certain executives in the event that the executive’s employment with us terminates under certain circumstances if we should undergo a change in control.

Messrs. Conway, Story, Folger, Balakrishna, and Zimmerman are participants in our Senior Executive Severance Program (the “Severance Program”).  In accordance with the Severance Program, if we should undergo a “change in control,” as defined in the Severance Program, while one of these individuals is an employee, and his employment is subsequently terminated for reasons other than death, disability, or termination for cause, he shall be entitled to a severance payment and continuation of participation in our group health plan until the end of the second calendar year following the year of termination.

The occurrence or potential occurrence of a change in control transaction creates uncertainty regarding the continued employment of executive officers; and often times,

such transactions are immediately followed by significant organizational changes, especially at the senior officer level.  In order to encourage executive officers to remain with us to create shareholder value and to obtain the highest value possible should we be acquired in the future, we have agreed to provide the severance benefits described above should their employment be terminated following the transaction.  In order to give the executives comfort that the obligations under the Severance Program will be fulfilled by any acquirer, we have provided for payment of severance benefits on termination by the executive for “good reason” (e.g., as a result of changes in title, responsibilities or salary), and which includes termination by the individual for any reason during a 30-day window commencing on the first anniversary of the change in control.  We provided this window period whereby the executive can resign and receive his severance to encourage the executive to remain employed for at least one year after the transaction to provide transition assistance to the acquirer.  No tax gross-up payment is provided under the Severance Program.  It is the Committee’s belief that the benefits provided under our Severance Plan are consistent with severance benefits provided by other companies of similar size and in similar industries as us.

Supplemental Retirement Benefit Agreement

In June 1992, our Board of Directors approved a Supplemental Retirement Benefit Agreement with Mr. Nichols providing for a supplemental retirement benefit upon his retirement to encourage Mr. Nichols to remain with us at least until age 70.  His Supplemental Retirement Benefit Agreement provided that in the event that Mr. Nichols died before he retired and is survived by his spouse, a monthly benefit would be paid to his spouse for her life in an amount equal to the benefit she would have received upon Mr. Nichols’ death had he retired on the day preceding his death. Mr. Nichols remained employed by us until his death in April 2008.     His benefit is paid monthly to his spouse.

Other than Mr. Nichols, we have not entered into a supplemental retirement benefit agreement with any executive.

Employment Agreements

We have not entered into an employment agreement with any executive.

Tax Deductibility of Compensation

In its deliberations, the Committee considers ways to maximize deductibility of executive compensation, but nonetheless retains the discretion to compensate executive officers at levels the Committee considers commensurate with their responsibilities and achievements.  We have not adopted a policy that all executive compensation be fully deductible.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

We, the Compensation Committee of the Board of Directors of Courier Corporation, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management.  Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the fiscal year ended September 27, 2008.

Compensation Committee of the Board of Directors

Kathleen Foley Curley

Ronald L. Skates

Edward J. Hoff

W. Nicholas Thorndike

Arnold S. Lerner

Susan L. Wagner

Peter K. Markell

Summary Compensation Table

The following narrative, table, and footnotes describe the “total compensation” earned during fiscal 2008 by our Named Executive Officers (“executives”).

The table discloses compensation information for the Chief Executive Officer, the Chief Financial Officer, and the three highest paid other executives as follows:  Chief Executive Officer, James F. Conway, III; the Chief Operating Officer, Robert P. Story, Jr.; the Chief Financial Officer, Peter M. Folger; Rajeev Balakrishna, Vice President and General Counsel; and Eric J. Zimmerman, Vice President, Publishing. In addition, under the Commission’s rules, we have included George Q. Nichols, Chairman of National Publishing Company, who died in April 2008.

The table discloses the salary of each executive.  “Salary” is base salary paid during the fiscal year before salary reduction contributions to health insurance plans and to the Courier Profit Sharing and Savings Plan.

The amounts reported under the heading, “Bonus”, reflect the discretionary, non-performance-based awards granted to Mr. Balakrishna and Mr. Folger, as described in the “Compensation Discussion and Analysis” section above.

The amounts reported under the heading, “Stock Awards”, reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ending September 27, 2008, in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”), for awards of restricted stock grants subject to time-based vesting, which were granted in prior fiscal years and in fiscal 2008.  The amounts reported under the heading, “Option Awards”, reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ending September 27, 2008, in accordance with SFAS 123R, for awards of stock options subject to time-based vesting, which were granted in prior fiscal years and in fiscal 2008.  Grants of restricted stock and stock options are explained in detail in the “Compensation Discussion and Analysis” section above.

Amounts listed as “Non Equity Incentive Plan Compensation” were earned in fiscal 2008 under the 2006 LTPI for the three-year performance period ended September 27, 2008, as described more fully in the “Compensation Discussion and Analysis” section above.  These amounts were approved for payment by the Compensation Committee on

November 5, 2008, and paid shortly thereafter.  We have omitted the column with the heading, “Change in Pension Value and Non Qualified Deferred Compensation Earnings,” as we do not consider the interest credited under the Deferred Compensation Plan as above market.

Amounts listed under the heading, “All Other Compensation”, show the combined value of the executive’s perquisites, such as automobile allowance, payment of country club dues, club membership dues, and financial planning; tax assistance on amounts taxable as compensation as a result of vesting of restricted stock grant awards and payment of country club dues; company contributions to the Courier Profit Sharing and Savings Plan and the Deferred Compensation Plan; and group-term life insurance premiums.

SUMMARY COMPENSATION TABLE - 2008

						Non-Equity
						Incentive	All
				Stock	Option	Plan	Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($)

James F. Conway III	2008	$514,711	$0	$88,289	$75,416	$140,000	$104,094	$922,510
Chairman, President and	2007	$499,202	$0	$85,666	$46,014	$135,000	$134,942	$900,824
Chief Executive Officer

Robert P. Story, Jr.	2008	$411,769	$0	$67,631	$65,883	$125,000	$68,277	$738,560
Executive Vice President and	2007	$399,011	$0	$65,139	$40,184	$120,000	$95,936	$720,270
Chief Operating Officer

Peter M. Folger	2008	$257,356	$40,000	$30,844	$22,467	$26,000	$42,561	$419,228
Senior Vice President and	2007	$249,038	$20,000	$24,392	$9,077	$25,000	$40,852	$368,359
Chief Financial Officer

Rajeev Balakrishna	2008	$257,356	$40,000	$51,873	$17,527	$0	$32,503	$399,259
Vice President and
General Counsel

Eric J. Zimmerman	2008	$205,885	$0	$22,464	$26,962	$0	$39,002	$294,313
Vice President, Publishing	2007	$199,620	$0	$21,735	$16,490	$0	$43,952	$281,797

George Q. Nichols	2008	$269,998	$0	$0	$0	$0	$66,326	$336,324
Senior Vice President; and Chairman	2007	$389,523	$30,000	$0	$0	$0	$98,428	$517,951
of National Publishing Company

(1)   The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 27, 2008, in accordance with SFAS 123R but disregarding the estimate of forfeitures related to service-based vesting conditions of awards of restricted stock which were granted in and prior to 2008.  Refer to note F to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 27, 2008, for a discussion of the relevant assumptions used in calculating the compensation expense.

(2)   The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 27, 2008, in accordance with SFAS 123R but disregarding the estimate of forfeitures related to service-based vesting conditions of awards of stock options which were granted in and prior to 2008.  Refer to note F to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 27, 2008, for a discussion of the relevant assumptions used in calculating the compensation expense.

(3)   Awards of Non Equity Incentive Plan Compensation were earned under the fiscal 2006 LTPI.

(4)   The table below presents an itemized account of “All Other Compensation” paid in 2008 to or on behalf of the executives in accordance with the Commission’s rules and regulations.

All Other Compensation

	J. F. Conway III	R. P. Story	P. Folger	R. Balakrishna	E. Zimmerman	G. Q. Nichols
Perquisites (a)	$32,493	$17,008	$17,008	$16,508	$17,008	$24,568

Tax assistance (b)	$18,947	$9,601	$2,134	$7,335	$3,986	$2,290

Company contributions (c)
Profit sharing contribution to Courier PSSP	$10,688	$10,688	$10,688	$0	$10,688	$17,438
401k matching contribution	$6,900	$7,438	$7,102	$7,877	$6,694	$4,508
Deferred Compensation Plan	$33,536	$22,290	$4,846	$0	$0	$16,813

Life insurance premiums (d)	$1,530	$1,252	$783	$783	$626	$709

(a)   Amounts listed are the value of executive’s perquisites:  automobile allowance, payment of country club dues and club memberships, and payment of financial planning services.  Amount does not include any amounts for the following perquisite because no incremental costs were incurred in fiscal 2008:  The Corporation purchases season tickets for sporting events for business outings with customers and vendors.  If the tickets are not being used for business purposes, the named executives and other employees may have opportunities to use these tickets.

(b)   Amounts listed represent the tax assistance paid upon the vesting of the restricted stock award, equal to 30 percent of the amount that is taxable as income to the executive for the fiscal year, and tax assistance paid on country club dues.

(c)   Represents amount paid to the profit sharing and 401k matching contribution accounts in the Courier Profit Sharing and Savings Plan and contributions made to the Deferred Compensation Plan in fiscal 2008.

(d)   Company cost of group-term life insurance premiums.

Grant of Plan-based Awards

During fiscal 2008, the Compensation Committee granted the following plan-based awards:

•      An annual cash bonus, subject to minimum earnings performance thresholds for fiscal 2008.

•      The 2008 LTPI, to be earned at the end of a three-year performance period (fiscal 2008, 2009, and 2010), subject to the Corporation exceeding its peer group’s three-year average ROA.  Since a three-year long-term performance incentive is normally granted each year, there are three overlapping long-term performance incentive awards outstanding at any time.

•      A special award of restricted stock to Mr. Balakrishna.

•      Restricted stock grant and stock option awards under the LTSI as part of executives’ fiscal 2009 compensation.

Information with respect to each of these awards on a grant-by-grant basis is set forth in the Grant of Plan-based Awards Table below and is explained more fully in the “Compensation Discussion and Analysis” section above.

The Compensation Committee granted restricted stock grants and stock option awards as part of the executive’s fiscal 2009 compensation at the Committee’s last meeting in fiscal 2008. The restricted stock grants awarded to executives in fiscal 2008 vest in full three years following the date of the grant.  Stock option awards vest in equal amounts annually over a three-year period.  The restricted stock grant of 3,000 shares awarded to Mr. Balakrishna in September 2008 was awarded in recognition of his achievements in his first full year as the Corporation’s General Counsel as well as to provide for a retention incentive through additional share ownership.  Twenty percent of these shares vest annually on the anniversary date of the grant.

GRANTS OF PLAN-BASED AWARDS TABLE - 2008

					All Other
					Stock	All Other
					Awards:	Option
					Number	Awards:	Exercise
		Estimated Future Payouts			of	Number of	or Base	Grant Date
		Under Non-Equity			Shares	Securities	Price of	Fair Value
		Incentive Plan Awards (1)			of Stock	Underlying	Option	of Stock and
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#) (2)	(#) (3)	($/Sh) (4)	Awards (5)

James F. Conway III
Annual Cash Bonus		$97,850	$391,400	$782,800
LTPI			$149,350
Stock Incentive Plan	9/23/2008					17,900	$21.17	$80,899
Stock Incentive Plan	9/23/2008				2,990			$63,298

Robert P. Story, Jr.
Annual Cash Bonus		$79,825	$319,300	$638,600
LTPI			$133,900
Stock Incentive Plan	9/23/2008					15,645	$21.17	$70,708
Stock Incentive Plan	9/23/2008				2,610			$55,254

Peter M. Folger
Annual Cash Bonus		$32,188	$128,750	$257,500
LTPI			$29,870
Stock Incentive Plan	9/23/2008					8,145	$21.17	$36,811
Stock Incentive Plan	9/23/2008				1,360			$28,791

Rajeev Balakrishna
Annual Cash Bonus		$38,625	$154,500	$309,000
LTPI			$51,500
Stock Incentive Plan	9/23/2008					5,595	$21.17	$25,287
Stock Incentive Plan	9/23/2008				930			$19,688
Stock Incentive Plan	9/23/2008				3,000			$63,510

Eric J. Zimmerman
Annual Cash Bonus		$29,613	$118,450	$236,900
Stock Incentive Plan	9/23/2008					6,365	$21.17	$28,767
Stock Incentive Plan	9/23/2008				1,065			$22,546

George Q. Nichols
Annual Cash Bonus		$86,263	$345,050	$690,100

(1)   The amounts shown for the Annual Cash Bonus for fiscal 2008 are the range of payouts that may be earned.  If the minimum earnings threshold is met, the payout amount is 25% of the target bonus, as shown in the “Threshold” column above. If the minimum earnings threshold is not met, the payout amount is $0.  The amount in the “Maximum” column reflects the maximum payout under the annual cash bonus program, which is 200 percent of the amount shown in the “Target” column.  The target amount for the LTPI may be earned at the end of the three-year performance period of fiscal 2008, 2009, and 2010, as described in the Compensation Discussion and Analysis section above.  These amounts were approved by the Committee on November 7, 2007.

(2)   Amounts shown in “All Other Stock Awards” column reflect shares of restricted stock granted in fiscal 2008.  Awards vest in full three years following the date of grant; Mr. Balakrishna’s award of 3,000 shares vests 20 percent annually on the anniversary date of the grant.   Dividends are paid on shares of restricted stock, when and if declared, at the same rate as paid to all shareholders.

(3)   The amounts shown in the “All Other Option Awards” column reflect stock options granted in fiscal 2008, which are for a term of five years and vest in equal amounts annually over a three-year period.

(4)   The stock option exercise price is the closing price of our Common Stock on the date of grant.

(5)   The grant date fair value for awards is calculated as follows:  (a) for restricted stock, by multiplying the number of shares granted by the closing price of our Common Stock on the date of the award; and (b) for option awards, by using the Black-Scholes option pricing model, as described in Note F of the Corporation’s audited financial statements for fiscal 2008 included in the Corporation’s Annual Report.  This value does not reflect estimated forfeitures or awards actually forfeited during the year or tax assistance on grants when they vest.  The actual value, if any, that will be realized upon the exercise of an option will depend upon the difference between the exercise price of the option and the market price of our Common Stock on the date the option is exercised.  The actual value realized by the executive with respect to a grant of restricted stock depends on the market value of the shares when the executive sells the shares after the shares have vested.

Outstanding Equity Awards at Fiscal Year-End - 2008

The following table sets forth information concerning stock options and stock awards which were outstanding as of September 27, 2008:

						Stock Awards
	Option Awards					Number of
	Number of	Number of				Shares or		Market Value
	Securities	Securities				Units of		of Shares or
	Underlying	Underlying	Option			Stock That		Units of Stock
	Unexercised	Unexercised	Exercise	Option		Have Not		That Have Not
	Options (#)	Options (#)	Price	Expiration		Vested		Vested
Name	Exercisable	Unexercisable	($)	Date		(#)		($) (1)

James F. Conway III	16,087		$16.91	9/26/2009		1,672	(3)	$34,443
	17,550		$23.27	9/25/2010		2,000	(4)	$41,200
	7,759		$27.17	9/23/2011		1,825	(5)	$37,595
	4,726	2,363	$37.09	9/25/2011	(2)	2,990	(6)	$61,594
	3,309	6,616	$36.51	9/18/2012	(2)
	5,627		$35.51	9/22/2012
		17,900	$21.17	9/23/2013	(2)

Robert P. Story, Jr.	16,762		$16.91	9/26/2009		1,463	(3)	$30,138
	20,699		$23.27	9/25/2010		1,000	(4)	$20,600
	6,726		$27.17	9/23/2011		1,600	(5)	$32,960
	4,135	2,068	$37.09	9/25/2011	(2)	2,610	(6)	$53,766
	2,892	5,783	$36.51	9/18/2012	(2)
	4,901		$35.51	9/22/2012
		15,645	$21.17	9/23/2013	(2)

Peter M. Folger	5,062		$16.91	9/26/2009		334	(3)	$6,880
	5,062		$23.27	9/25/2010		1,000	(4)	$20,600
	1,449		$27.17	9/23/2011		830	(5)	$17,098
	945	473	$37.09	9/25/2011	(2)	1,360	(6)	$28,016
	1,507	3,013	$36.51	9/18/2012	(2)
	1,089		$35.51	9/22/2012
		8,145	$21.17	9/23/2013	(2)

Rajeev Balakrishna	835	1,670	$38.44	3/14/2012	(2)	570	(5)	$11,742
	1,034	2,066	$36.51	9/18/2012	(2)	930	(6)	$19,158
		5,595	$21.17	9/23/2013	(2)	4,000	(7)	$82,400
						507	(8)	$10,444
						3,000	(9)	$61,800

Eric J. Zimmerman	1,683	842	$37.09	9/25/2011	(2)	596	(3)	$12,278
	1,179	2,356	$36.51	9/18/2012	(2)	650	(5)	$13,390
	1,355		$35.51	9/22/2012		1,065	(6)	$21,939
		6,365	$21.17	9/23/2013	(2)

(1)   The market value is the closing price per share of our Common Stock of $20.60 per share on September 26, 2008, multiplied by the number of unvested shares of Common Stock.

(2)   Stock option award has a five-year term and vests in equal installments on the anniversary date of grant over a three-year period.

(3)   Award vests on 9/25/2009.

(4)   Award vests on 11/7/2009.

(5)   Award vests on 9/18/2010.

(6)   Award vests on 9/23/2011.

(7)   1,000 shares vest on March 14 of 2009, 2010, 2011, and 2012.

(8)   Award vests on 3/14/2010.

(9)   600 shares vest on September 23 of 2009, 2010, 2011, 2012, and 2013.

Option Exercises and Stock Vested - 2008

The following table sets forth information concerning stock option exercises and vesting of restricted stock during fiscal 2008:

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($ ) (1)	on Vesting (#)	on Vesting ($ ) (2)

James F. Conway III			1,679	$36,753

Robert P. Story, Jr.	6,760	$52,884	1,462	$32,003

Peter M. Folger			325	$7,114

Rajeev Balakrishna			1,000	$24,450

Eric J. Zimmerman			607	$13,287

(1)   Represents the amounts realized based on the difference between the market price of our Common Stock on the date of exercise and the exercise price.

(2)   Represents the amount realized based on the market price of our Common Stock on the vesting date.  These restricted stock awards were granted in fiscal 2005 and vested in fiscal 2008.

Nonqualified Deferred Compensation

In November 1997, we established the Courier Corporation Deferred Compensation Program for certain key executives.  The current eligible participants in the plan are Messrs. Conway, Story, and Folger.  Mr. Nichols also participated in the plan in fiscal 2008. The plan is a non-qualified, unfunded plan that provides for an annual award.  The annual award is the difference between what the company annual profit sharing contribution would have been if not limited to the IRS-mandated compensation maximum and the actual profit sharing contribution made to the participant’s account in the Courier Profit Sharing and Savings Plan for the plan year (which is a calendar year).   The participants make no contributions to the plan.

Amounts are accrued and recorded in each participant’s Deferred Compensation Account.   Interest is credited annually based on the investment return of one of four mutual funds within the Courier Profit Sharing and Savings Plan that the participant elects prior to the beginning of the plan year.  We do not consider the interest credited to be above-market as the fund choices are available to all participants in the Savings Plan.  All of the participants are fully vested in the amounts credited to their Deferred Compensation Account.  Participants are eligible for a distribution of their accrued account upon retirement, termination of employment, disability, or to their beneficiary upon death.

The following table provides information with respect to the Deferred Compensation Accounts of the eligible executives:

Nonqualified Deferred Compensation - 2008

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Fiscal Year End
Name	($)	($) (1)	($)	($) (2)	($) (3)

James F. Conway III	$0	$33,536	$54,916	$0	$547,230
Robert P. Story, Jr.	$0	$22,290	$47,430	$0	$465,962
Peter M. Folger	$0	$4,846	$0	$0	$4,846
George Q. Nichols	$0	$16,813	$31,920	$565,324	$0

(1)   Amounts in this column are included in the “All Other Compensation” column in the Summary Compensation Table.

(2)   Mr. Nichols’ balance was paid to his beneficiary in May 2008.

(3)   Represents the sum of all contributions and earnings, less any withdrawals, credited to the participant’s Deferred Compensation Account as of the end of fiscal 2008.

Potential Payments Upon Termination or Change in Control

This section describes particular benefits that may become payable to executives, depending on the circumstances surrounding their termination of employment following a change in control of the Corporation.  As described earlier, our Board of Directors approved the Severance Program which sets forth the severance compensation which we will pay to an executive in the event that executive’s employment with us terminates under certain circumstances following a change in control.  The Compensation Committee established provisions for determining what amounts under the Executive Compensation Program would become payable to an executive upon a change in control.  In addition, account balances provided in the Courier Corporation Deferred Compensation Program are immediately payable upon a change in control.

In calculating the amount of any potential payments to executive officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment) occurred on the last day of the fiscal year, September 27, 2008, and that the price per share of our Common Stock is equal to $20.60, which is the closing price on September 26, 2008, the last trading day in fiscal 2008.

Senior Executive Severance Program

Messrs. Conway, Story, Folger, Balakrishna, and Zimmerman are participants in the Severance Program.  In accordance with the Severance Program, if we undergo a “change in control”, as defined in the Severance Program, while one of these individuals remains an employee, and his employment is subsequently terminated for reasons other than death, disability, or termination for cause, he shall be entitled to a severance payment and continuation of participation in our group health plan until the end of the second calendar year following the year of termination.  In addition, each such individual shall receive a severance payment and benefits if within two years of the change in control, he terminates his employment for “good reason,” defined in the Severance Program to include changes in his duties or titles inconsistent with his duties or titles prior to the change in control, reduction in his base salary or failure to increase his base salary by at least the average percentage increase for all corporate officers, reduction or termination of incentive or benefit plans or programs in which he participated prior to the change in control, or relocation of our principal offices.  Termination by the individual for any reason during a 30-day window commencing on the first anniversary of the change in control is also considered “good reason” for purposes of the Severance Program.

The severance payment, which is due in a lump sum, is an amount equal to a multiple of 3.0 times the individual’s average annual salary and bonus paid or deferred during the five calendar years preceding the change in control, except in the case of Mr. Zimmerman, the multiple is 2.0.  Payment of the severance may be delayed up to six months after termination of employment to the extent necessary to comply with the requirement of Section 409A of the Internal Revenue Code and may also be reduced if the aggregate payment of amounts under the Severance Program and the Executive Compensation Program discussed below would trigger the payment of excise taxes under the Internal Revenue Code and the individual would be better off on an after-tax basis with such reduction.  At the sole discretion of the Board of Directors, we may choose to set aside funds in a trust to satisfy its severance obligations.

Executive Compensation Program

Under the Executive Compensation Program (the “Program”), upon a “change in control” as defined in the Program, executives are entitled to receive a pro rata portion of the annual cash bonus target and target long term performance incentive awarded under the Program.  Cash awards will be pro rated based on the number of elapsed days in the performance period from the start of the period through the date of the closing of the change in control transaction divided by the total days in the performance period.

Long-term stock incentive awards under the Program consist of a combination of stock options and restricted stock grants.  Upon a change in control, outstanding restricted stock grants vest and related tax assistance payments will be made.  In addition, outstanding stock options become fully exercisable.

Courier Corporation Deferred Compensation Program

As described earlier, Messrs. Conway, Story, and Folger participate in the Deferred Compensation Program, which is a non-qualified, unfunded plan that provides for an annual award.  Upon a change in control of the Corporation as defined in the Deferred Compensation Program, the executive has the right to receive a distribution of his account value as of the December 31 preceding the change in control, adjusted for earnings or losses based on the total investment return of the executive’s investment choice from January 1 through the date of the change in control.  Account balances as of our most recent fiscal year end are listed in the Nonqualified Deferred Compensation Table.

Potential Payments Upon Termination or Change in Control Table

Amounts assume a Change of Control and simultaneous termination of employment of each listed executive as of September 27, 2008.

	Executive Severance Program		Executive Compensation Program
					Stock	Stock
Name	Cash Award (1)	Benefits (2)	Cash (3)	LTIP (4)	Options (5)	Grants (6)	Total (7)

James F. Conway III	$2,408,731	$35,707	$140,000	$146,450	$0	$174,832	$2,905,720

Robert P. Story, Jr.	$1,930,170	$35,707	$125,000	$131,300	$0	$137,464	$2,359,641

Peter M. Folger	$855,512	$35,707	$26,000	$29,290	$0	$72,594	$1,019,103

Rajeev Balakrishna	$841,140	$35,707	$0	$50,500	$0	$185,544	$1,112,891

Eric Zimmerman	$440,141	$35,707	$0	$0	$0	$47,607	$523,455

(1)   Cash payments under the Senior Executive Severance Program are equal to three times the individual’s average annual salary and cash incentives paid during the five calendar years preceding the change in control for Messrs. Conway, Story, and Folger.  In the case of Mr. Balakrishna, the cash amount is equal to three times the annualized salary and cash incentive paid during the last calendar year (his first calendar year of employment) preceding the change in control.  In the case of Mr. Zimmerman, the cash amount is equal to two times the average annual salary and cash incentives paid during the five calendar years preceding the change in control.

(2)   Value of current medical insurance coverage with estimated annual 10 percent premium increases; coverage for 27 months.

(3)   Non-equity incentive compensation earned for fiscal 2008.  See Summary Compensation Table for explanation of amounts.

(4)   Pro rata amounts through the date of the change in control transaction under the fiscal 2007 and 2008 LTPI plans.

(5)   The closing price of our Common Stock on September 26, 2008 (the last trading day of fiscal 2008) is less than the exercise price of the outstanding unvested options; therefore, the amount reported is $0.

(6)   Amounts listed are the value of restricted stock grants, based on the closing price of our Common Stock on September 26, 2008, that become vested upon a change in control.

(7)   The actual amounts payable to an executive upon termination due to a change in control would be reduced if the aggregate payment of amounts under the Severance Program and the Executive Compensation Program would trigger the payment of excise taxes under the Internal Revenue Code, and the executive would be better off on an after-tax basis with such reduction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of the reports of changes in beneficial ownership of Common Stock and written representations furnished to the Corporation, the Corporation believes that its executive officers, Directors and beneficial owners of more than ten percent of the Common Stock filed on a timely basis the reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended September 27, 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Hoff, Lerner, Markell, Skates and Thorndike and Ms. Wagner and Prof. Curley.  Mr. Conway is a Director of Enterprise Bancorp Inc. (“Enterprise”) in Lowell, Massachusetts and a member of the Enterprise compensation committee.  Mr. Lerner is a Director and Vice Chairman of the Board of Directors of Enterprise and a member of its compensation committee.  However, Mr. Lerner is not employed as an “executive officer” of Enterprise and is “independent” as defined in the applicable provisions of Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules.

ITEM 2:  RATIFICATION AND APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected the firm of Deloitte & Touche LLP to be the Corporation’s independent auditors for the fiscal year ending September 26, 2009.  The firm became independent auditors for the Corporation in 1996.

Although the Corporation is not required to submit the ratification and approval of the selection of its independent auditors to a vote of stockholders, the Board of Directors and the Audit Committee believe it is sound policy and in the best interests of the stockholders to do so.  In the event a majority of the votes cast are against the selection of Deloitte & Touche LLP, the Audit Committee will consider the vote and the reasons therefore in its future selection of independent auditors.

Representatives of Deloitte & Touche LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so.  They will be available to respond to appropriate questions.

The Board of Directors recommends that the selection of Deloitte & Touche LLP as independent auditors for the Corporation be ratified and approved, and therefore recommends a vote FOR this proposal.

FEES PAID TO DELOITTE & TOUCHE LLP

Audit Fees

Total aggregate fees billed by Deloitte & Touche LLP for professional services in connection with the audit and review of the Corporation’s Consolidated Financial Statements, and consultation regarding financial accounting and reporting standards were $636,000 and $634,500 in fiscal 2008 and 2007, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and related services rendered by Deloitte & Touche LLP were $0 and $9,500 in fiscal 2008 and 2007, respectively.

Tax Fees

The aggregate fees billed for services rendered by Deloitte & Touche LLP tax personnel, except those services specifically related to the audit of the financial statements, were $37,500 and $17,500 in fiscal 2008 and 2007, respectively.  Such services include tax planning, tax return reviews, and tax compliance.

All Other Fees

Except as reported above, no other fees were billed by Deloitte & Touche LLP in fiscal 2008 and 2007.

The Audit Committee has advised the Corporation that in its opinion the non-audit services rendered by Deloitte & Touche LLP are compatible with maintaining the independence of the auditor.

In April 2003, the Audit Committee established a policy to pre-approve all audit and non-audit services proposed to be provided by our independent auditor prior to management engaging the auditor for that purpose.  Consideration and approval of such services generally occur at the Audit Committee’s regularly scheduled quarterly meetings.  In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Audit Committee may delegate, to one or more of its members, authority to approve audit and non-audit services.  Fees payable to the independent auditor for any specific non-audit service approved pursuant to the above-described delegation of authority requires the reporting of any such approvals to the full Audit Committee at its next regularly scheduled meeting.

In accordance with its pre-approval policy, the Audit Committee pre-approved all services in fiscal 2008 and 2007.

MISCELLANEOUS

Stockholder Proposals

Eligible stockholders may present proposals for inclusion in the Corporation’s 2010 Annual Meeting Proxy Statement, provided the proposals comply with applicable Securities and Exchange Commission regulations and are received by the Corporation no later than August 7, 2009.  Any proposal intended to be included in the Corporation’s 2010 Annual Proxy Statement should be sent to the Corporation at 15 Wellman Avenue, North Chelmsford, Massachusetts 01863, Attention:  Peter M. Folger, Senior Vice President and Chief Financial Officer.

Stockholders who want to present business for action at the 2010 Annual Meeting, other than proposals included in the 2010 Annual Proxy Statement, must follow the procedures described in the Corporation’s Amended and Restated By-laws as amended by Amendment No. 1 dated as of August 6, 2008 (as amended, the “By-laws”).  The By-laws provide that stockholder proposals or nominations for director may be made only by a stockholder of record who is entitled to vote at the meeting and has given the Corporation advance notice of the proposed business or nomination.  For the 2010 Annual Meeting, the Corporation must receive the stockholder’s notice between September 16, 2009, and October 16, 2009.  If there is a special meeting, or if the 2010 Annual Meeting is called for a date prior to December 15, 2009 or after March 15, 2010, the Corporation must receive the stockholder’s notice not earlier than the close of business on the 120th day prior to the special meeting or the 2010 Annual Meeting, as the case may be, and not later than the close of business on the later of (1) the 90th day prior to the special meeting or the 2010 Annual Meeting, as the case may be, or (2) the 10th day following the day on which the public announcement of the date of the special meeting or the 2010 Annual Meeting is first made.  The proposal must also comply with the other requirements contained in the Corporation’s By-laws, including supporting documentation and other information. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to the Commission’s rules governing the exercise of this authority.

Householding

The rules of the Commission allow for “householding,” which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders.  Duplicate mailings can be eliminated by allowing stockholders to consent to such elimination, or through implied consent if (1) it is believed that the stockholders are members of the same family, (2) the stockholders are notified that householding is to be used and (3) the stockholders do not request continuation of duplicate mailings.  If you own shares of Common Stock in your own name as a holder of record, householding will not apply to your shares.  If your shares of Common Stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your address.  If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.

If you wish to request extra copies free of charge of an annual report or proxy statement, please send your request to Courier Corporation, 15 Wellman Avenue, North Chelmsford, Massachusetts 01863, Attention:  Secretary/Clerk; call us with your request at (978) 251-6136; or visit our website at www.courier.com.

Voting of Proxies

The persons named in the enclosed Proxy will vote as directed in the Proxy and, in the absence of such direction, will vote in favor of the actions specified in Items 1 and 2 of the Proxy.  The shares will be voted on such other matters as may properly come before the meeting in accordance with the best judgement of the Proxy holder including, if necessary, voting for a substitute Director nominee unless other instructions are given.  The Board of Directors of the Corporation is not aware of any other matters that may come before the meeting.

By order of the Board of Directors,

RAJEEV BALAKRISHNA
Secretary and Clerk

15 Wellman Avenue

North Chelmsford, Massachusetts 01863

December 5, 2008

IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.  YOU MAY ALSO VOTE YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE.

Attachment A

COURIER CORPORATION

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

I.                 General Statement of Purpose

The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”) of Courier Corporation (the “Company”) on behalf of the Board of Directors (the “Board”) is responsible for identifying individuals qualified to become Board members and recommending to the Board director nominees for election, including nominees to be elected or reelected as directors at each annual meeting of shareholders.  The Nominating Committee is also authorized to develop and recommend to the Board, at such time or times as the Board deems appropriate or necessary, a set of corporate governance guidelines applicable to the Company and, to the extent such guidelines are established by the Board, to periodically review and monitor performance against such guidelines and to recommend any changes thereto.

II.             Nominating Committee Composition

The number of Directors serving on the Nominating Committee shall be fixed by the Board from time to time but shall consist of no fewer than three members, all of whom shall meet the independence requirements set forth in Rule 4350 of the Marketplace Rules of the National Association of Securities Dealers, Inc. (“Rule 4350”) applicable to directors serving on nominating committees (with such exceptions therefore as Rule 4350 may from time to time permit).

The members of the Nominating Committee shall be appointed annually by the Board and may be replaced or removed by the Board at any time with or without cause.   Resignation or removal of the Director from the Board, for whatever reason, shall automatically constitute resignation or removal, as applicable, from this committee.  The Board may fill vacancies occurring, for whatever reason.  The Board shall designate one member of the Nominating Committee to serve as Chair of the Nominating Committee.

III.         Meetings

The Nominating Committee generally is to meet at least once per year in person or by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, with any additional meetings as deemed necessary or appropriate by the Nominating Committee.  Meetings of the Nominating Committee may be called by the Chair or by any two members of the Nominating Committee upon two days’ notice to the other members.  A majority of the members of the Nominating Committee shall constitute a quorum for purposes of holding a meeting and the Nominating Committee may act by a vote of a majority of members present at such meeting.  In lieu of a meeting, the Nominating Committee may act by unanimous written consent.

IV.        General Activities

The Nominating Committee shall review and reassess the adequacy of this Charter annually and submit any proposed changes to the Board for approval.

V.            Nominating Committee Activities

The Nominating Committee’s responsibilities shall include:

A.            Review of Structure of Board and its Committees

•                  Review periodically the structure of the Board and its committees, including membership size, frequency of meetings, director composition, division of directors into classes, succession, retirement and rotation policies, and function of the Board and its committees, and make recommendations to the Board with respect to changes thereto.

B.            Selection of Directors

•                  Recommend to the Board criteria for Board and committee membership, which shall include a description of any specific, minimum qualifications that the Nominating Committee believes must be met by a Nominating Committee-recommended nominee, and a description of any specific qualities or skills that the Nominating Committee believes are necessary for one or more of the Company’s directors to possess, and annually reassess the adequacy of such criteria.  The current criteria for Board membership are attached to this Charter as Exhibit A.

•                  Establish a policy with regard to the consideration of director candidates recommended by security holders.  The current policy is that the Nominating Committee will review and evaluate the qualifications of any director candidates who have been recommended by security holders in compliance with the procedures established from time to time by the Nominating Committee and set forth in this Charter, and conduct inquiries it deems appropriate.  The Nominating Committee will consider for nomination any such proposed director candidate who is deemed qualified by the Nominating Committee in light of the minimum qualifications and other criteria for Board membership approved by the Board from time to time and set forth in this Charter.

•                  Establish procedures to be followed by security holders in submitting recommendations for director candidates to the Nominating Committee.  The current procedures to be followed by security holders are set forth below:

1.               All security holder recommendations for director candidates must be submitted to the Secretary of the Company at the Company’s principal office, who will forward all recommendations to the Nominating Committee.

2.               All security holder recommendations for director candidates must be received by the Company at its principal executive offices (15 Wellman Avenue, North Chelmsford, MA 01863 - Attn: Secretary/Clerk) not less than 120 calendar days prior to the first anniversary of the date of the Company’s proxy statement which was released to shareholders in connection with the previous year’s annual meeting.

3.               All security holder recommendations for director candidates must include the following information:

a.               The name and address of record of the security holder and all other information required by the Company’s by-laws at the time such recommendation is made.

b.              A representation that the security holder is a record holder of the Company’s securities, or if the security holder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934.

c.               The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate.

d.              A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time and set forth in this Charter.

e.               A description of all arrangements or understandings between the security holder and the proposed director candidate.

f.                 The consent of the proposed director candidate (i) to be named in the proxy statement relating to the Company’s annual meeting of shareholders and (ii) to serve as a director if elected at such annual meeting.

g.              Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

•                  Establish a process for identifying and evaluating nominees for the Board, including nominees recommended by security holders.  The current process for identifying and evaluating nominees for the Board is as follows:

1.               The Nominating Committee may solicit recommendations from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, stockholders, third-party search firms, or any other source it deems appropriate.

2.               The Nominating Committee will review and evaluate the qualifications of any such proposed director candidate, and conduct inquiries it deems appropriate.

3.               The Nominating Committee will evaluate all such proposed director candidates in the same manner, with no regard to the source of the initial recommendation of such proposed director candidate.

4.               The Nominating Committee will consider for nomination any such proposed director candidate who is deemed qualified by the Nominating Committee in light of the minimum qualifications and other criteria for Board membership approved by the Board from time to time and set forth in this Charter.

5.               In identifying and evaluating proposed director candidates, the Nominating Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board.

•                  Consider director recommendations in light of the independence requirements set forth in Rule 4350 and other relevant provisions.

•                  Identify candidates qualified to become members of the Board, including candidates being considered in connection with proposed acquisitions, screen and recruit such candidates with the participation of the Chair of the Board, and recommend to the Board such candidates for election as directors by the Board or the shareholders at the next annual meeting of shareholders, as appropriate.

•                  Make recommendations to the Board with respect to whether or not existing directors upon expiration of their terms should be nominated by the Board for re-election by the shareholders at their annual meeting.

•                  In the event that the Company is legally required by contract or otherwise to provide third parties with the ability to nominate individuals for election or reelection as a member of the Board (pursuant, for example, to the rights of holders of preferred stock to elect directors upon a dividend default or in accordance with shareholder agreements or management agreements), the selection and nomination of such director nominees shall be governed by such contract or other arrangement and shall not be the responsibility of the Nominating Committee.

•                  Recommend the directors to be appointed by the Board for appointment to committees of the Board.

•                  Periodically review procedures for considering shareholder nominations to the Board.

C.            Matters Relating to Retention and Termination of Search Firms to Identify Director Candidates

•                  Exercise sole authority to retain and terminate any search firm that is to be used by the Company to assist in identifying director candidates.  The Nominating Committee shall also have sole authority to approve any such search firm’s fees and other retention terms.

VI.        Corporate Governance Matters

•                  In the event the Board requests or applicable rules and regulations require, the Nominating Committee shall develop and recommend to the Board a set of Corporate Governance Guidelines applicable to the Company.

•                  The Nominating Committee shall periodically review and reassess the adequacy of such Corporate Governance Guidelines and recommend any proposed changes to the Board for approval.

VII.    General

•                  The Nominating Committee may establish and delegate authority to subcommittees consisting of one or more of its members, when the Nominating Committee deems it appropriate to do so in order to carry out its responsibilities.

•                  The Nominating Committee shall make regular reports to the Board concerning areas of the Nominating Committee’s responsibility.

•                  In carrying out its responsibilities, the Nominating Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management and such experts, advisors and professionals with whom the Nominating Committee may consult.  The Nominating Committee shall have the authority to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Nominating Committee or meet with any members of or advisors to the Nominating Committee.  The Nominating Committee shall also have the authority to engage legal, accounting or other advisors to provide it with advice and information in connection with carrying out its responsibilities.

•                  Notwithstanding anything contained in this Charter to the contrary, nothing contained in this Charter shall be construed to limit or modify the right of shareholders to nominate persons for election to the Board as provided in Article III of the Company’s By-laws.

•                  The Secretary of the Company will make and retain minutes of all meetings of the Nominating Committee.

•                  The Nominating Committee may perform such other functions as may be requested by the Board from time to time.

ADOPTED BY THE BOARD OF DIRECTORS:  September 23, 2004 and amended on September 23, 2008

Exhibit A

Board Membership Criteria

The Nominating Committee believes that it is in the best interests of the Company and its shareholders to obtain highly qualified individuals to serve on the Board.

At a minimum, the Nominating Committee must be satisfied that each Nominating Committee-recommended nominee meets the following minimum qualifications:

•                  The nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders.

In addition to the minimum qualifications for each nominee set forth above, the Nominating Committee shall recommend that the Board select persons for nomination to help ensure that:

•                  A majority of the Board shall be “independent” in accordance with the standards established pursuant to Rule 4200(a)(15) of the Marketplace Rules of the National Association of Securities Dealers, Inc.

•                  Each of the Company’s Audit, Compensation and Nominating Committees shall be comprised entirely of independent directors.

•                  At least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

Finally, in addition to any other standards the Nominating Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Nominating Committee may consider the following factors when recommending that the Board select persons for nomination:

•                  Whether the nominee has direct experience in the printing or publishing industry or in the markets in which the Company operates.

•                  Whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Attachment B

Courier Corporation

Compensation and Management Development Committee

Charter

Purpose and Organization

The purpose of the Compensation and Management Development Committee is to discharge the responsibilities of the Board of Directors relating to compensation of the Company’s executives and to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

Members of the Committee are appointed by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee.  The Committee shall consist of no fewer than three members.  The members of the Committee serve until their successors are duly elected and qualified, and they may be removed by the Board of Directors in its discretion.  Members of the Committee are outside directors who are not officers or employees of the Company or its subsidiaries and are not eligible to participate in any of the plans or programs that the Committee administers.  In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee.  Members of the Committee shall also satisfy the independence standards of NASDAQ, as promulgated from time to time.  The Committee meets periodically in executive sessions without members of management or management directors present.

Roles and Responsibilities

1.               The Committee is responsible for defining and articulating the Company’s overall executive compensation philosophy.

2.               The Committee is responsible for reviewing the performance and setting the compensation of the Chief Executive Officer (“CEO”) of the Company and reviewing and approving all compensation arrangements for executives of the Company.  It also approves, by direct action or through delegation, participation in and all awards, grants, and related actions under the Company’s various equity plans, reviews and approve employment, severance or retention agreements, if any, with such executives and manages the operation and administration of the Executive Compensation Program and the Senior Executive Severance Program.

3.               The Committee has the direct responsibility to review and approve the corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and together with the other independent directors determine and approve the CEO’s compensation level based on this evaluation.  The Committee reviews its determinations with respect to the CEO’s performance and compensation level with the independent members of the Board.

4.               The Committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission.

5.               The Committee monitors compliance of stock ownership guidelines.

6.               The Committee has the authority to delegate appropriate matters to subcommittees as the Committee may determine in its discretion.

7.               The Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion. The Committee has the sole authority to approve related fees and other retention terms.

8.               The Chairman of the Committee reports the actions and recommendations of the Committee to the full Board of Directors after each Committee meeting.

9.               The Committee reviews the adequacy of this Charter from time to time, recommending any proposed changes to the Board of Directors for approval.

Approved November 7, 2007

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 14, 2009.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.  ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:		For	Withhold

01 - James F. Conway III		☐	☐
02 - Kathleen Foley Curley		☐	☐
03 - W. Nicholas Thorndike		☐	☐

	For	Against	Abstain

2. Proposal to approve the appointment of Deloitte & Touche LLP as the Independent Auditors of the Corporation.	☐	☐	☐

3. To transact such other business as may properly come before the meeting and/or any adjournment or adjournments thereof.

B  Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name(s) appear(s) on the books of the Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are two issues related to the management and operation of your Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, to be held at 11:00 A.M. on January 14, 2009.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

COURIER CORPORATION

Please note the change of location for this year’s Annual Meeting of Stockholders.

The Meeting will be held at:

Radisson Hotel Nashua

11 Tara Boulevard

Nashua, NH 03062

Directions are enclosed.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Courier Corporation

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS – JANUARY 14, 2009

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Courier Corporation (the “Corporation”) hereby constitutes and appoints Edward J. Hoff, Robert P. Story, Jr., and Arnold S. Lerner, and each of them singly, with full power of substitution, the attorneys and Proxies of the undersigned, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of the Corporation to be held on January 14, 2009, commencing at 11:00 a.m., and/or at any adjournment or adjournments thereof (the Proxy Statement in connection therewith and due notice of the time, place and purposes of such a meeting have been received by the undersigned) and at such meeting and/or any adjournment or adjournments thereof to vote and act with respect to all shares of Common Stock of the Corporation standing in the name of the undersigned or in respect of which the undersigned is entitled to vote, with all the powers the undersigned would possess if personally present at said meeting and/or any adjournment or adjournments thereof and especially to vote as follows, a majority of said attorneys and Proxies, or any one if only one be present, to have all the powers of said attorneys or Proxies.

When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the election of the three nominees for Class B Directors, and FOR the ratification for the selection of Deloitte & Touche LLP as the independent auditors; with discretionary authority to vote upon such other matters that may properly come before the meeting. The Board of Directors recommends a vote FOR Proposals 1 and 2. A stockholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this proxy and return it in the envelope provided.

The undersigned hereby ratifies and confirms all that said attorneys and Proxies and each of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof revoking any proxy heretofore given with respect to such shares.

If you vote by using the Internet or by telephone, please DO NOT mail back this proxy card.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.